Exhibit 99.1 Press Release of 2/22/06

Chembio Appoints Distributor for its Rapid HIV Tests in Ethiopia

MEDFORD, N.Y. - February 22, 2006 - Chembio Diagnostics, Inc. (OTCBB: CEMI) has appointed Setema, Ltd. to distribute its rapid HIV tests in Ethiopia. Ethiopia has a population of over 73 million of which an estimated 1.5 million are infected with HIV. Under the auspices of the President’s $15 billion Emergency Plan for AIDS Relief (PEPFAR) and the Global Fund to Fight AIDS, TB and Malaria, the United States recently signed an agreement to provide Ethiopia with over $84 million to prevent and treat HIV/AIDS. This will include a significant scale-up of rapid testing programs. Chembio believes these programs are crucial in Ethiopia and other countries ravaged by the AIDS epidemic. Rapid tests effectively identify patients that may require anti-retroviral treatment. Ethiopia is currently evaluating rapid HIV tests including Chembio’s two HIV 1/2 STAT-PAK(TM) tests for possible inclusion in Ethiopia’s testing protocol.

Setema is one of the largest medical device distributors in Ethiopia and the country’s sole supplier of HIV viral load tests. Viral load tests monitor patients already identified with HIV (e.g., with a rapid test) to determine if and when they require anti-retroviral therapy.

Ethiopia is one of 50 countries worldwide that is part of the Clinton HIV/AIDS Initiative Procurement Consortium. Chembio was recently selected by the Clinton HIV/AIDS Initiative (“CHAI”) as one of four global suppliers of rapid HIV tests to these countries pursuant to the Memoranda of Understanding (MOU) CHAI has with them. For further information please visit www.clintonfoundation.org.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210